Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Second Quarter 2015 Results

ELMIRA, N.Y., August 6, 2015 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its second quarter ended June 30, 2015.

Net sales (“sales”) for the quarter increased $3.5 million to $82.4 million. Excluding $1.9 million for unfavorable foreign currency translation, this represents a 7% increase over the prior year’s second quarter. Orders for the quarter were $77.2 million, a 2% decrease from the prior year's second quarter when adjusted for unfavorable foreign currency translation.

Net income was $1.6 million, or $0.12 per diluted share, for the quarter compared with $1.3 million, or $0.11 per diluted share, in the prior year’s second quarter.

Richard L. Simons, President and Chief Executive Officer, commented, "We achieved year over year increases in sales in the second quarter and year to date. As we look towards the third quarter we anticipate sales to also surpass the comparable quarter of last year and remain encouraged with our 2015 outlook with expected full year revenue growth in excess of 5%. The magnitude of our backlog gives us confidence in a strong second half of 2015."

Mr. Simons continued, “We have identified several initiatives that will permanently impact the overall cost structure of the Company. These restructuring initiatives are expected to generate annual pretax savings in the range of approximately $4 million to $5 million once fully implemented. To complete those projects, we will incur one-time costs such as severance, moving costs, lease termination, and other related expenses over the upcoming quarters, which we currently estimate to be in the range of $4 million to $5 million on a pretax basis.”

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

Orders by Region ($ in thousands)
	Quarter Ended
	June 30, 2015		June 30, 2014		March 31, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	27,045	35%	27,166	—%	27,354	(1)%
Europe	22,085	29%	23,101	(4)%	31,294	(29)%
Asia	28,021	36%	29,830	(6)%	34,279	(18)%
Total	77,151		80,097	(4)%	92,927	(17)%

	Six Months Ended
	June 30, 2015		June 30, 2014
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	54,399	32%	51,527	6%
Europe	53,379	31%	51,538	4%
Asia	62,300	37%	58,071	7%
Total	170,078		161,136	6%

Year-to-date orders of $170.1 million reflect a 6% improvement over the prior-year period, primarily due to strong orders for our high-end grinding machines. Excluding $4.4 million for unfavorable foreign currency translation, year-to-date orders increased 8% over the prior-year period. Mr. Simons commented, “We are pleased with the growth in our year-to-date orders, given that global industry-wide year over year order levels for machine tools are reported to be down. The strength of our products and our organizations are allowing us to perform well in these softer market conditions.” The Company’s order backlog at June 30, 2015 was $124.6 million.

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	June 30, 2015		June 30, 2014		March 31, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	29,073	35%	25,029	16%	26,305	11%
Europe	22,055	27%	25,370	(13)%	22,929	(4)%
Asia	31,228	38%	28,452	10%	19,894	57%
Total	82,356		78,851	4%	69,128	19%
____________________
Note: Fluctuations in Hardinge’s consolidated sales and orders among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Second Quarter Review

Sales for the quarter increased $3.5 million to $82.4 million, when compared with the prior-year period. Excluding $1.9 million for unfavorable foreign currency translation, sales increased 7% over the prior year’s second quarter. Sales to the North America market increased over the prior-year period primarily from revenue related to new product launches. Sales to Asia continue to reflect the Company’s successful penetration of certain growing industries there, including automotive, aerospace and consumer electronics. Reduced sales to Europe were largely a result of unfavorable foreign currency translation and stagnant economic activity in that region.

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

Gross profit of $23.5 million increased 7% compared with the prior-year period. Gross margin as a percentage of sales increased to 28.5%, compared with 27.9% in the second quarter of 2014. Gross profit and margin were favorably impacted by increased levels of machine production, particularly at the Company’s Swiss grinding facilities.

Selling, general and administrative (“SG&A”) expense increased by $0.9 million compared with the prior-year period, to $21.1 million. SG&A increases were primarily due to volume-related selling expenses in Asia, as well as the timing of China’s International Machine Tool Show (CIMT). In addition, the Company has incurred $0.3 million of expense associated with its investments for growth of the recently acquired Voumard product line. These increases were partially offset by $0.6 million of favorable foreign currency translation when compared with the prior-year period.

Operating income was $2.4 million, or 2.9% of sales, compared with $1.6 million, or 2.1% of sales, in the prior-year period. The current year period benefited from the impact of higher sales levels and improved production efficiency which more than offset the $0.6 million of manufacturing and SG&A related expense associated with investments in the recently acquired Voumard product line.

Year-to-Date Sales by Region ($ in thousands)
	Six Months Ended
	June 30, 2015		June 30, 2014
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	55,378	36%	48,232	15%
Europe	44,984	30%	50,675	(11)%
Asia	51,122	34%	50,794	1%
Total	151,484		149,701	1%

First Half 2015 Review

Sales of $151.5 million reflected a 1% increase year over year. Excluding $4.4 million for unfavorable foreign currency translation, sales were up 4%. Sales to the North America market increased over the prior-year period as a result of revenue from new product launches in addition to the timing of grinding machine shipments out of backlog. Sales to Asia remain steady but both Asia and Europe were impacted by the unfavorable foreign currency translation, partially offsetting consolidated sales growth.

Gross profit of $41.7 million increased $0.5 million compared with the prior-year period. Gross profit was favorably impacted by increased levels of machine production, particularly at the Company’s Swiss grinding facilities. This was partially offset by an inventory valuation adjustment of approximately $0.7 million at one of its European facilities. Gross margin as a percent of sales remained unchanged at 27.5% when compared with the first half of 2014.

SG&A expense increased by $1.4 million compared with the prior-year period, to $40.7 million. SG&A increases were primarily due to sales-related expenses and the timing of CIMT. In addition, the increases included $1.0 million associated with the Company’s investments for growth of the Voumard product line acquired in the latter half of 2014 and the expansion of the Company’s Forkardt businesses in China and India. These increases were partially offset by $1.3 million of favorable foreign currency translation when compared with the prior-year period.

Operating income was $1.0 million, or 0.6% of sales, compared with $1.3 million, or 0.9% of sales, in the prior-year period. Operating income for the first half of 2015 was unfavorably impacted by $1.1 million of manufacturing and SG&A related expense associated with investments in the recently acquired Voumard product line.

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

Flexible Balance Sheet for Strategic Investments

Cash and cash equivalents at June 30, 2015 were $22.8 million. Total debt was $14.4 million, a reduction of $1.8 million from December 31, 2014 levels.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at ir.hardinge.com/events.cfm.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at ir.hardinge.com/events.cfm.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, August 13, 2015. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 82112263. Alternatively, the archive can be heard on the Company’s website at ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Sales	$82,356	$78,851	$151,484	$149,701
Cost of sales	58,892	56,890	109,772	108,520
Gross profit	23,464	21,961	41,712	41,181
Gross profit margin	28.5%	27.9%	27.5%	27.5%

Selling, general and administrative expenses	21,071	20,133	40,671	39,253
Other expense, net	10	192	75	583
Income from operations	2,383	1,636	966	1,345
Operating margin	2.9%	2.1%	0.6%	0.9%

Interest expense	154	155	311	398
Interest income	(23)	(12)	(40)	(32)
Income from continuing operations before income taxes	2,252	1,493	695	979
Income taxes	666	144	517	301
Net income from continuing operations	1,586	1,349	178	678

Gain from disposal of discontinued operation, net of tax	—	—	—	218

Net income	$1,586	$1,349	$178	$896

Per share data:

Basic earnings per share:
Continuing operations	$0.12	$0.11	$0.01	$0.05
Discontinued operations	—	—	—	0.02
Basic earnings per share	$0.12	$0.11	$0.01	$0.07

Diluted earnings per share:
Continuing operations	$0.12	$0.11	$0.01	$0.05
Discontinued operations	—	—	—	0.02
Diluted earnings per share	$0.12	$0.11	$0.01	$0.07

Cash dividends declared per share:	$0.02	$0.02	$0.04	$0.04

Weighted avg. shares outstanding: Basic	12,776	12,715	12,759	12,607
Weighted avg. shares outstanding: Diluted	12,857	12,820	12,862	12,709

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$22,778	$16,293
Restricted cash	2,887	3,151
Accounts receivable, net	56,179	62,877
Inventories, net	122,319	111,821
Other current assets	12,809	10,545
Total current assets	216,972	204,687

Property, plant and equipment, net	66,338	65,874
Goodwill	6,683	6,698
Other intangible assets, net	29,505	30,217
Other non-current assets	4,478	3,844
Total non-current assets	107,004	106,633
Total assets	$323,976	$311,320

Liabilities and shareholders’ equity
Accounts payable	$30,488	$25,592
Accrued expenses	24,980	25,071
Customer deposits	16,319	12,736
Accrued income taxes	1,961	646
Deferred income taxes	2,562	2,332
Current portion of long-term debt	4,678	3,972
Total current liabilities	80,988	70,349

Long-term debt	9,722	12,253
Pension and postretirement liabilities	52,534	53,119
Deferred income taxes	2,588	2,516
Other liabilities	3,636	3,487
Total non-current liabilities	68,480	71,375
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,856,716 issued and 12,836,711 outstanding as of June 30, 2015, and 12,825,468 issued and 12,821,768 outstanding as of December 31, 2014)	129	128
Additional paid-in capital	120,954	120,538
Retained earnings	87,441	87,777
Treasury shares (at cost, 20,005 as of June 30, 2015, and 3,700 as of December 31, 2014)	(219)	(46)
Accumulated other comprehensive loss	(33,797)	(38,801)
Total shareholders’ equity	174,508	169,596
Total liabilities and shareholders’ equity	$323,976	$311,320

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Hardinge Reports Second Quarter 2015 Results
August 6, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
Operating activities
Net income	$178	$896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,567	5,049
Debt issuance costs amortization	19	23
Deferred income taxes	(260)	207
Gain on sale of assets	(2)	(92)
Gain on sale of business	—	(218)
Unrealized foreign currency transaction loss (gain)	1,185	(32)
Changes in operating assets and liabilities:
Accounts receivable	6,683	1,945
Inventories	(8,467)	(4,672)
Other assets	(1,017)	728
Accounts payable	5,097	3,548
Customer deposits	3,420	(2,853)
Accrued expenses	(799)	(4,619)
Accrued pension and postretirement liabilities	(57)	93
Net cash provided by operating activities	10,547	3

Investing activities
Acquisition of business, net of cash acquired	—	(3,533)
Capital expenditures	(1,993)	(1,124)
Proceeds from disposal of business	—	218
Proceeds from sales of assets	11	122
Net cash used in investing activities	(1,982)	(4,317)

Financing activities
Payment of contingent consideration	—	(6,000)
Proceeds from short-term notes payable to bank	13,706	6,204
Repayments of short-term notes payable to bank	(13,706)	(6,204)
Repayments of long-term debt	(2,364)	(7,585)
Dividends paid	(525)	(503)
Purchases of treasury stock	(201)	—
Net proceeds from sales of common stock	—	5,678
Net cash used in financing activities	(3,090)	(8,410)

Effect of exchange rate changes on cash	1,010	292
Net increase (decrease) in cash	6,485	(12,432)

Cash and cash equivalents at beginning of period	16,293	34,722

Cash and cash equivalents at end of period	$22,778	$22,290

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